              Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                   TRANSPRO, INC.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                                     [Logo]

                                                                  March 30, 2000

Dear Fellow Stockholder:

    You are cordially invited to attend the Company's Annual Meeting of Stockholders which will be held at The St. Regis Hotel, 2 East 55th Street, New York, New York on Wednesday, May 3, 2000 at 11:00 a.m. This year you are being asked to elect seven directors to the Company's Board and approve the Company's auditors for the year ending December 31, 2000, all as set forth in the accompanying notice and proxy statement.

    We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

    Thank you for your cooperation.

                                      Sincerely yours,

                                      Barry R. Banducci
                                      Barry R. Banducci
                                      Chairman of the Board

                                 TRANSPRO, INC.

                              -------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              -------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TransPro, Inc. will be held on Wednesday, May 3, 2000 at 11:00 a.m., at The St. Regis Hotel, 2 East 55th Street, New York, New York, for the following purposes:

        (1) To elect seven directors to serve for the ensuing year;

        (2) To consider and vote on the approval of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2000; and

        (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Stockholders of record at the close of business on March 6, 2000 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                                    TIMOTHY E. COYNE
                                    Secretary

New Haven, Connecticut
March 30, 2000

                                 TRANSPRO, INC.
                                100 GANDO DRIVE
                          NEW HAVEN, CONNECTICUT 06513

                           -------------------------
                                PROXY STATEMENT
                           -------------------------

                              GENERAL INFORMATION

PROXY SOLICITATION

    This Proxy Statement is furnished to the holders of Common Stock of TransPro, Inc. (the 'Company') in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, May 3, 2000, or at any adjournment of the Annual Meeting. The purposes of the meeting and the matters to be acted upon are described in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the meeting.

    Proxies for use at the meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about March 31, 2000 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile, or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be paid by the Company.

REVOCABILITY AND VOTING OF PROXY

    A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to approve Proposals No. 1 and 2 as set forth in the accompanying Notice of Annual Meeting of Stockholders and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

    Only stockholders of record at the close of business on March 6, 2000 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. On March 6, 2000 there were 6,597,335 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. 'Broker non-votes' are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange. The effect of broker non-votes on the specific items to be brought before the Annual Meeting of Stockholders is discussed under each item.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

    Seven directors (constituting the entire Board) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. Each person named below is now a director of the Company. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

    The nominees, their ages, the year in which each first became a director of the Company and their principal occupations or employment during the past five years are:

                                 YEAR FIRST
                                   BECAME                    PRINCIPAL OCCUPATION
         NOMINEE           AGE    DIRECTOR                DURING THE PAST FIVE YEARS
         -------           ---    --------                --------------------------
Barry R. Banducci......... 64       1995      Chairman of the Board of the Company since
                                                September 1995; from 1984 to 1996, Vice Chairman of
                                                the Board and a director of The Equion
                                                Corporation ('Equion'), a manufacturer of
                                                automotive products; from 1988 to 1994, President
                                                and Chief Executive Officer of Equion and from
                                                1984 to 1988, President and Chief Operating
                                                Officer of Equion; currently a director of
                                                Advanced Accessory Systems and The Delker
                                                Corporation. (1)(3)

Henry P. McHale........... 61       1995      President and Chief Executive Officer of the
                                                Company since July 1995; since September 1992,
                                                President and Chief Executive Officer of GO/DAN
                                                Industries (a business unit of the Company since
                                                September 1995); prior thereto, various executive
                                                positions with Ladish Corporation and Rockwell
                                                Automotive. (3)

William J. Abraham, Jr.... 52       1995      Partner with Foley & Lardner, a law firm in
                                                Milwaukee, Wisconsin, since 1980; currently
                                                Chairman of the Business Law Department of Foley
                                                & Lardner; currently a director of The Vollrath
                                                Company, Inc., Park Bank, and Windway Capital
                                                Corp. (2)

Philip Wm. Colburn........ 71       1995      Chairman of the Board of Allen Telecom Inc.
                                                ('Allen') since December 1988 and a director of
                                                Allen since 1973; from March 1988 to February
                                                1991, Chief Executive Officer of Allen; currently
                                                a director of Superior Industries International,
                                                Inc. and Earl Scheib, Inc. (2)

Paul R. Lederer........... 60       1995      Currently a director of R&B Inc., Woods Equipment
                                                Co. and Icarz.com, and a member of the advisory
                                                boards of Richco Inc., Turtle Wax, Inc., Ampere
                                                Products, The Wine Discount Center, and
                                                StockYards Packing; prior to retirement in
                                                October 1998, Executive Vice
                                                President -- Worldwide Aftermarket of
                                                Federal-Mogul Corporation since February 1998;
                                                from November 1994 to February 1998, President
                                                and Chief Operating Officer of Fel-Pro Inc.
                                                (which was acquired by Federal-Mogul
                                                Corporation); from January 1993 to November 1994,
                                                an automotive consultant and served on the
                                                advisory boards of Fullerton Metals and Fel-Pro
                                                Inc. (1)(3)

                                 YEAR FIRST
                                   BECAME                    PRINCIPAL OCCUPATION
         NOMINEE           AGE    DIRECTOR                DURING THE PAST FIVE YEARS
         -------           ---    --------                --------------------------

Sharon M. Oster........... 51       1995      Frederic D. Wolfe Professor of Management and
                                                Entrepreneurship at the School of Management,
                                                Yale University since 1992; from 1992 to 1994,
                                                Associate Dean of Yale's School of Management;
                                                from 1983 to 1994, Professor of Economics and
                                                Management at Yale's School of Management;
                                                currently a director of HealthCare REIT, Inc. and
                                                The Aristotle Corporation. (1)

F. Alan Smith............. 68       1995      Chairman of Advanced Accessory Systems, LLC since
                                                September 1995, Chairman of Mackie Automotive
                                                Systems since May 1998, and a director of 3M
                                                since 1986; retired from General Motors
                                                Corporation ('GM') in 1992 after 36 years of
                                                service; from 1981 to 1992, Executive Vice
                                                President and a member of the Board of Directors
                                                of GM. (2)

---------
(1) Member of the Management Compensation and Nominating Committee of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors.

(3) Member of the Management Committee of the Board of Directors.

INFORMATION REGARDING BOARD OF DIRECTORS

    The business and affairs of the Company are managed under the direction of its Board of Directors, whose members are elected annually by the stockholders. During 1995, the Board of Directors of the Company designated a Management Compensation and Nominating Committee and an Audit Committee. Messrs. Lederer and Banducci and Ms. Oster are the members of the Management Compensation and Nominating Committee; and Messrs. Smith, Abraham and Colburn are the members of the Audit Committee. Prior to April 28, 1999, Messrs. Colburn and Lederer were the members of the Management Compensation and Nominating Committee; and Mr. Colburn, Ms. Oster and Mr. Smith were the members of the Audit Committee. During 1999, the Board of Directors of the Company designated a Management Committee. Messrs. McHale, Banducci and Lederer are the members of the Management Committee.

    The Management Compensation and Nominating Committee (the 'Compensation Committee') recommends to the Board salaries and incentive compensation awards for officers of the Company and its subsidiaries; reviews and approves guidelines for the administration of incentive compensation programs for other management employees; makes recommendations to the Board with respect to major compensation programs; administers the Company's 1995 Stock Plan (the '1995 Stock Plan') and its 1995 Nonemployee Directors Stock Option Plan (the 'Directors Plan'), grants stock options and restricted shares of the Company's Common Stock under the 1995 Stock Plan; and issues the Report on Executive Compensation required to be included in the Company's proxy statement by the rules of the Securities and Exchange Commission. See 'Executive
Compensation -- Compensation Committee Report on Executive Compensation.' This Committee also selects and recommends to the Board nominees for election as directors and considers the performance of incumbent directors in determining whether to recommend them for nomination for re-election. The Compensation Committee has recommended each of the seven incumbent directors for re-election at the Annual Meeting. The Committee will consider nominees recommended by stockholders for election at the 2001 Annual Meeting of Stockholders that are submitted prior to the end of 2000 to the Secretary of the Company at the Company's offices, 100 Gando Drive, New Haven, Connecticut 06513. Any such recommendation must be in writing and must include a detailed description of the business experience and other qualifications of the recommended nominee as well as the signed consent of such person to serve if nominated and elected.

    The Audit Committee recommends to the Board of Directors the appointment of the Company's independent auditors and reviews the degree of their independence from the Company; approves the scope of the audit engagement, including the cost of the audit; reviews any non-audit services rendered by the auditors and the fees therefor; reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and, upon completion of an audit, the results of the audit engagement; and reviews internal accounting and auditing procedures with the Company's financial staff and the extent to which recommendations made by the independent auditors have been implemented.

    The Management Committee serves as an advisory resource for management of the Company with regard to industry-specific strategic issues and the condition of the marketplace in which the Company operates. The Management Committee was established to assist management in its oversight of the Company through the experience and knowledge of its members, rather than to take specific action with regard to any particular area of corporate governance.

    During the year ended December 31, 1999, the Board of Directors of the Company held five meetings, the Compensation Committee held two meetings, the Audit Committee held two meetings and the Management Committee held five meetings. Each director attended at least 75% of the meetings of the Board of Directors held and of all committees of the Board of Directors on which he or she served while he or she was director or a member of a committee of the Board of Directors, with the exception of Mr. Smith, who attended three of the five meetings of the Board of Directors during 1999.

COMPENSATION OF DIRECTORS

    The Chairman of the Board of Directors is paid an annual retainer of $35,000 per year for his services as Chairman and $1,000 for each meeting of the Board of Directors attended. The Chairman does not receive any additional compensation for Committee participation. All other nonemployee directors are paid $12,000 per year for their services as a director and $1,000 for each meeting of the Board of Directors attended. Each nonemployee member of the Audit, Compensation or Management Committee is paid $2,000 per year for his or her services as such member, and each such Committee member is paid $500 for each meeting of a Committee attended. Directors are not paid fees for their participation in meetings by telephone conference or for actions by unanimous written consent. Each director and Committee member is reimbursed for travel and related expenses incurred in attending meetings.

    Under the Company's 1995 Nonemployee Directors Stock Option Plan (the 'Directors Plan'), the Chairman and each nonemployee director are automatically entitled to a grant of options to purchase 3,200 and 1,500 shares of Common Stock, respectively, on an annual basis, on the first Friday following the Company's Annual Meeting of Stockholders. As the Board of Directors unanimously determined not to accept the automatic option grant due in April 1998, the Board granted pursuant to the Directors Plan to each of Messrs. Abraham, Colburn, Lederer, Ms. Oster and Mr. Smith options to purchase 3,000 shares of Common Stock on April 30, 1999 at an exercise price of $5.875 per share. Mr. Banducci received options to purchase 6,400 shares of Common Stock on such date at the same exercise price. Each of the foregoing options expires 10 years from date of grant and is exercisable 50 percent after two years from date of grant, 75 percent after three years from date of grant and 100 percent after four years from date of grant.

    The Company maintains a Matching Gift Program for the benefit of the directors of the Company. Pursuant to the Matching Gift Program, in 1999, the Company matched gifts to charitable organizations made by the directors in amounts up to $2,500 for each director.

    The Company is a party to an Employment Agreement with Mr. McHale. For a description of the terms of this agreement, see 'Executive
Compensation -- Employment, Termination of Employment and Change of Control Arrangements.'

VOTE REQUIRED

    The seven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes.

    THE BOARD OF DIRECTORS DEEMS 'PROPOSAL NO. 1 -- ELECTION OF DIRECTORS' TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE 'FOR' APPROVAL THEREOF.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Management Compensation and Nominating Committee (the 'Compensation Committee') is comprised of three independent non-employee directors. As members of the Compensation Committee, it is our responsibility to administer the Company's executive compensation programs, monitor corporate performance and its relationship to compensation of executive officers, and make appropriate recommendations concerning matters of executive compensation.

    Compensation Policies

    The Compensation Committee has formulated a compensation philosophy for the Company which is designed to enable the Company to attract, retain and reward capable employees who can contribute to the success of the Company, principally by (i) setting base salaries at the median of the marketplace, (ii) creating a significant annual incentive opportunity with target award levels somewhat above median marketplace practices and (iii) creating a highly leveraged (i.e., approximately between the marketplace 50th and 75th percentiles) long term incentive opportunity for senior management. The Compensation Committee believes that implementation of a system of compensation that emphasizes performance based compensation provides a strong alignment to stockholders' interests. Five key principles serve as the guiding framework for compensation decisions for all employees of the Company:

         To attract and retain the most highly qualified management and employee team.

         To pay competitively compared to similar automotive companies.

         To encourage superior employee performance by aligning rewards with stockholder interests, especially through the use of tangible performance targets.

         To motivate senior executives to achieve the Company's annual and long-term business goals by providing higher than average leveraged equity-based incentive opportunities.

         To strive for fairness in administration by emphasizing performance related contributions as the basis of pay decisions.

    To implement these policies, the Compensation Committee has designed the framework for a four-part executive compensation program consisting of base salary, annual incentive plan, long-term incentive opportunities for senior management, and other employment benefits.

    Base Salary. The Compensation Committee will seek to maintain levels of compensation that are competitive with similar automotive companies. Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, and will seek to maintain salaries for the aggregate officer group at approximately the competitive industry average. Periodic increases in base salary will relate to individual contributions evaluated against established objectives, length of service, and the industry's annual competitive pay practice movement. The Compensation Committee has determined that base salary for 1999 for the Company's Chief Executive Officer and for the other executive officers was generally at the competitive industry average.

    Annual Incentive Plan. The Compensation Committee has designed an annual incentive plan pursuant to which key Company employees will be eligible to receive performance bonuses in a range based upon a percentage of their annual base salary. Payment of the performance bonuses is based upon performance measures set by the Compensation Committee that incorporate overall Company, divisional and personal targets. In general, with regard to senior executives, a greater degree of emphasis is placed on the long-term incentives described below.

    Long Term Incentives. The Compensation Committee believes that the pay program should provide senior executives with an opportunity to increase their ownership and potentially gain financially from Company stock price increases. By this approach, the best interests of stockholders and senior executives will be closely aligned. Therefore, senior executives are eligible to receive restricted stock and are also eligible to receive stock options, giving them the right to purchase shares of Common Stock of the Company at a specified price in the future. The Compensation Committee believes that the use of restricted stock and stock options as the basis for long-term incentive compensation meets the Compensation Committee's defined compensation strategy and business needs of the Company by achieving increased value for stockholders and retaining key employees.

    Other Benefits. The Company's philosophy is to provide competitive health- and welfare-oriented benefits to executives and employees, but to maintain a conservative posture relative to executive benefits. Consistent with industry practices, the Company provides a Company automobile to executive officers and reimburses club dues for the Chief Executive Officer.

    Compliance With Section 162(m) of the Internal Revenue Code

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation over $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the cap if certain requirements are met. The Compensation Committee and the Board of Directors intend to structure the compensation of its executive officers in a manner that should ensure that the Company does not lose any tax deductions because of the $1 million compensation limit in the foreseeable future.

    The Company's salaries for its highest paid executives will be set, based on independent studies, at levels approximating the average for companies of comparable size in similar industries and are not expected to approach $1 million in the foreseeable future. The Compensation Committee is a proponent of using more performance and equity-based compensation, which can often be designed to ensure that tax deductibility is not compromised.

    The Company's 1995 Stock Plan incorporates maximum limitations on individual annual stock option and restricted stock grants so as to meet the requirements of Section 162(m). The Plan also identifies performance measures to be used if the Compensation Committee decides to use performance-based vesting restricted stock in the future to meet the requirements of Section 162(m).

    1999 Compensation for the Chief Executive Officer

    In 1999, Henry P. McHale received annual base salary payments of $386,250, pursuant to the terms of his employment agreement with the Company. See 'Executive Compensation -- Employment, Termination of Employment and Change of Control Arrangements.' Mr. McHale also received an annual performance bonus pursuant to the Annual Incentive Plan in 1999 in the amount of $142,913, based upon achieving certain goals set by the Compensation Committee. In April 1999, Mr. McHale was granted an option to purchase 25,000 shares of Common Stock at $5.50 per share, which was the market price for the Common Stock on the date of grant. This option grant was made in accordance with the Committee's compensation practices, and the Committee believes that this grant in conjunction with the significant stock option and restricted stock grants previously made to Mr. McHale in accordance with the terms of his employment agreement align his interests with those of the stockholders.

    Summary

    The Compensation Committee believes that it has implemented a comprehensive compensation program for executives of the Company that is appropriate and competitive with the total compensation programs provided by other similar automotive companies with which the Company competes. The Compensation Committee believes its compensation philosophy ties compensation to stockholder returns and thereby links compensation to the achievement of annual and longer-term operational results of the Company on behalf of the Company's stockholders. We look forward to providing the stockholders with an update in our next annual report to you.

                               Management Compensation and Nominating Committee of the Board of Directors

                                                    PAUL R. LEDERER, CHAIRMAN
                                                    BARRY R. BANDUCCI
                                                    SHARON M. OSTER

ANNUAL AND LONG-TERM EXECUTIVE COMPENSATION

    The following table sets forth the annual and long-term compensation paid or accrued by the Company and its subsidiaries to those persons who were (i) the Chief Executive Officer, (ii) the other four most highly compensated executive officers of the Company at the end of 1999 and (iii) one former executive officer of the Company (collectively, the 'Named Executive Officers'), for services rendered by them in all capacities in which they served the Company and its subsidiaries during 1997, 1998 and 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                   ANNUAL COMPENSATION             COMPENSATION AWARDS
                                           -----------------------------------   ------------------------
                                                                                               SECURITIES
                                                                                 RESTRICTED    UNDERLYING    ALL OTHER
                                                                  OTHER ANNUAL     STOCK        OPTIONS/    COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR   SALARY($)   BONUS($)   COMPENSATION   AWARDS($)      SARS(#)        ($)(a)
   ---------------------------      ----   ---------   --------   ------------   ---------      -------        ------
Henry P. McHale .................   1999   $386,250    $142,913      (b)          $     0        25,000       $  9,322
  President and Chief Executive     1998    375,000     170,600     $50,324(c)          0             0          9,729
  Officer                           1997    375,000           0      59,699(c)     75,175(d)     50,700          8,714

Michael T. Hooper ...............   1999    168,000           0      (b)                0        20,000          5,208
  President, Crown Divisions        1998    158,462      48,000      (b)           20,150(e)     13,700          4,246
                                    1997    150,000     120,000      (b)           21,700(d)     14,300          3,110

John F. Della Ventura (f) .......   1999    157,500      23,940      (b)                0        15,000          3,874
  President, G&O Division           1998    138,462      46,200      (b)           17,050(e)     11,400          4,417
                                    1997      --          --         --                 0         --            --

Timothy E. Coyne ................   1999    168,000      49,728      (b)                0        20,000          4,080
  Vice President, Treasurer,        1998    133,749      58,200      (b)                0        20,000          4,733
  Secretary and Chief Financial     1997    125,000           0      (b)            9,300(d)      6,000          4,037
  Officer

Jeffrey L. Jackson ..............   1999    135,000      29,970      (b)                0        10,000          4,265
  Vice President - Human            1998    126,880      35,100      (b)                0             0          3,513
  Resources                         1997    126,320           0      (b)           11,625(d)      7,800          4,464

John C. Martin, III (g) .........   1999          0           0      (b)                0             0        176,978(h)
  Former Vice President,            1998    147,281      58,100      (b)                0             0         31,809(i)
  Treasurer, Secretary and Chief    1997    174,000           0      (b)           24,800(d)     16,600          5,224
  Financial Officer

---------

(a)  All Other Compensation includes for 1997, 1998 and 1999, respectively,
     (i) contributions made by each Named Executive Officer's employer under its defined contribution plan in the following amounts: Mr. McHale -- $6,035, $6,346 and $6,663; Mr. Hooper -- $923, $675 and $2,154; Mr. Della
     Ventura -- $0, $1,038 and $1,123; Mr. Coyne -- $2,019, $2,675 and $2,573;
     Mr. Jackson -- $3,688, $2,538 and $3,489; and Mr. Martin -- $2,679, $1,200
     and $0; and (ii) insurance premiums paid by the Company in 1997, 1998 and 1999 for the benefit of the Named Executive Officers in the following amounts: Mr. McHale -- $2,679, $3,383 and $2,659; Mr. Hooper -- $2,187,
     $3,571 and $3,054; Mr. Della Ventura -- $0, $3,379 and $2,752; Mr.
     Coyne -- $2,018, $2,058 and $1,507; Mr. Jackson -- $776, $975 and $776; and
     Mr. Martin -- $2,545, 3,840 and $2,978.

(b) Aggregate amount of such compensation is less than the lesser of $50,000 or 10% of the total salary and bonus reported for each indicated Named Executive Officer.

(c) Other Annual Compensation for Mr. McHale in 1997 and 1998, respectively, includes (i) personal travel reimbursements in the amount of $18,666 and $16,462, (ii) reimbursed housing expenses in the amount of $18,000 and $13,000, and (iii) company car payments in the amount of $17,761 and $16,862.

(d) Represents the value of 9,700 shares, 2,800 shares, 1,500 shares, 1,200 shares and 3,200 shares of restricted TransPro common stock issued to Messrs. McHale, Hooper, Coyne, Jackson and Martin, respectively, which vest on April 25, 2001. Dollar values reflect the value of TransPro common stock on the date of award. Mr. Martin's shares were forfeited in connection with his resignation from the Company in October 1998. At December 31, 1999, Messrs. McHale, Hooper, Coyne, Jackson and Martin held an aggregate of 9,700, 7,000, 1,900, 3,226 and 0 shares, respectively, of restricted TransPro common stock which had an aggregate value (calculated by multiplying such amounts by $6.4375, the closing price of TransPro common stock on December 31, 1999) of $62,444, $45,063, $12,231, $20,767 and $0,
     respectively. Dividends are paid on restricted stock at the same rate as unrestricted TransPro common stock.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

(e) Represents the value of 2,600 shares and 2,200 shares of restricted TransPro common stock issued to Messrs. Hooper and Della Ventura, respectively, which vest on April 29, 2002. Dollar values reflect the value of TransPro common stock on the date of award. At December 31, 1999, Mr. Della Ventura held an aggregate of 2,200 shares of restricted TransPro common stock which had an aggregate value (calculated by multiplying such amount by $6.4375, the closing price of TransPro common stock on December 31, 1999) of $14,163.

(f)  Mr. Della Ventura joined the Company in February 1998.

(g)  Mr. Martin resigned from the Company in October 1998.

(h) Includes severance payments in the amount of $174,000 paid to Mr. Martin in 1999.

(i) Includes severance payments in the amount of $26,769 paid to Mr. Martin in 1998.

    The following table sets forth the grants of stock options made by the Company during the year ended December 31, 1999 to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                      % OF
                                                      TOTAL
                                      NUMBER OF      OPTIONS
                                     SECURITIES    GRANTED TO
                                     UNDERLYING     EMPLOYEES                                 GRANT DATE
                                       OPTIONS      IN FISCAL    EXERCISE                       PRESENT
               NAME                  GRANTED(a)     PERIOD(b)     PRICE     EXPIRATION DATE    VALUE(c)
               ----                  ----------     ---------     -----     ---------------    --------
Henry P. McHale....................    25,000         25.6%       $5.50        4/30/2009        $67,750
Michael T. Hooper..................    20,000         20.5%        5.50        4/30/2009         54,200
John F. Della Ventura..............    15,000         15.4%        5.50        4/30/2009         40,650
Timothy E. Coyne...................    20,000         20.5%        5.50        4/30/2009         54,200
Jeffrey L. Jackson.................    10,000         10.3%        5.50        4/30/2009         27,100
John C. Martin, III................         0        --            --            --              --

---------

 (a) All options granted are exercisable 50 percent after two years from date of grant, 75 percent after three years from date of grant and 100 percent after four years from date of grant.

 (b) Options to purchase a total of 97,500 shares of Common Stock were issued by the Company to employees in fiscal 1999.

 (c) Present value calculated using the Black Scholes model assuming 6.54% interest rate (the rate of treasury securities with a maturity date closest to the expected life of the options) and 52.08% volatility (calculated based upon the performance of the Common Stock from the date of the spin-off through the grant date).

    The following table sets forth information with respect to unexercised options to purchase the Company's Common Stock held by the Named Executive Officers at December 31, 1999. No options to purchase the Company's Common Stock were exercised in 1999 by such persons.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                        OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                    FISCAL YEAR-END(#)           FISCAL YEAR-END($)(a)
                                                ---------------------------   ---------------------------
                     NAME                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     ----                       -----------   -------------   -----------   -------------
Henry P. McHale...............................    131,600        69,100         $    0         $23,438
Michael T. Hooper.............................     15,100        43,500              0          18,750
John F. Della Ventura.........................          0        26,400          --             14,063
Timothy E. Coyne..............................      6,300        44,100              0          30,000
Jeffrey L. Jackson............................     12,525        16,775              0           9,375
John C. Martin, III...........................          0             0          --             --

---------

 (a) Computed based upon the difference between the closing price of the Company's Common Stock on December 31, 1999 ($6.4375) and the exercise price.

RETIREMENT PLANS

    The Company maintains a defined benefit retirement plan (the 'Retirement Plan'), covering all of the full-time salaried employees of the G&O and Crown divisions in the United States and Messrs. Hooper and Della Ventura. The other full-time salaried employees of the Company and GDI continue to be covered by GDI's non-contributory defined benefit cash balance plan.

    TransPro, Inc. Retirement Plan

    The Retirement Plan generally provides a retirement benefit based upon the participant's years of credited service and his or her final average earnings, with final average earnings consisting of the sum of (i) the average of the salaries of the participant during the five years of highest salaries of the participant in the 10 years preceding the participant's retirement or termination date, and (ii) the average of the performance bonuses and overtime earnings of the participant during the five years of highest aggregate bonuses and overtime earnings of the participant in the 10 years preceding the participant's retirement or termination date. Retirement benefits are payable either as a straight life annuity, a joint and survivor annuity or in other optional forms. Normal retirement is at age 65, but certain early retirement benefits may be payable to participants who have attained age 55 and completed 10 years of continuous service, and survivor benefits may be payable to the surviving spouse of a vested participant who dies prior to early or normal retirement. A participant's benefit under the Retirement Plan vests after five years of credited service, all benefits funded by the Company are based upon actuarial computations, and no contributions are made by participants.

    The following table shows estimated annual benefits payable under the Retirement Plan to participants in specified compensation (final average earnings) and years-of-service classifications on a straight life annuity basis, assuming normal retirement at age 65 in 1999 and application of the current U.S. Social Security covered compensation base.

                                                        YEARS OF SERVICE(a)
FINAL AVERAGE                      -------------------------------------------------------------
 EARNINGS(b)                         10        15         20         25         30         35
 -----------                         --        --         --         --         --         --
  $125,000      .................  $15,120   $22,680   $ 30,240   $ 37,800   $ 45,360   $ 45,360
   150,000      .................   18,495    27,743     36,990     46,238     55,485     55,485
   175,000      .................   21,870    32,805     43,740     54,675     65,610     65,610
   200,000      .................   25,245    37,868     50,490     63,113     75,735     75,735
   225,000      .................   28,620    42,930     57,240     71,550     85,860     85,860
   250,000      .................   31,995    47,993     63,990     79,988     95,985     95,985
   300,000      .................   38,745    58,118     77,490     96,863    116,235    116,235
   350,000      .................   45,495    68,243     90,990    113,738    136,485    136,485
   400,000      .................   52,245    78,368    104,490    130,613    156,735    156,735
   450,000      .................   58,995    88,493    117,990    147,488    176,985    176,985
   500,000      .................   65,745    98,618    131,490    164,363    197,235    197,235

---------

 (a) Years of credited service under the Retirement Plan for Messrs. Della Ventura and Hooper are 10 and 3, respectively.

 (b) The current final average earnings for Messrs. Della Ventura and Hooper during 1999 were $155,692 and $155,207 respectively.

    GO/DAN Industries Retirement Plan

    Messrs. McHale, Jackson and Coyne are covered by a non-contributory defined benefit cash balance plan of GDI. GDI credits an amount, quarterly, to a notional account for each participant under the plan equal to the sum of
(i) each participant's total compensation for the quarter (excluding bonus) multiplied by a percentage factor plus (ii) each participant's total compensation for the quarter

(excluding bonus) in excess of a fraction of the Social Security wage base multiplied by a percentage factor. The percentage factors are determined under the following table:

                                                                          PLUS % OF PAY ABOVE
                                                  CREDIT ACCOUNT WITH   1/12 OF SOCIAL SECURITY
YEARS OF SERVICE                                       % OF PAY            TAXABLE WAGE BASE
----------------                                       --------            -----------------
Less than 10 years..............................         2.25%                     2%
10 to 20 years..................................         3.00%                     2%
20 or more years................................         4.00%                     2%

    Each year until each participant's normal retirement date (age 65), the notional account balances will be credited quarterly with interest equal to the average of the one-year Treasury bill rate on the first day of October, November and December of the previous calendar year multiplied by his or her account balance at the beginning of the quarter. Upon retirement, the notional account balance will be paid in the form of a lump sum payment or converted to an annuity to provide monthly benefit payments. Upon normal retirement at age 65, Messrs. McHale's, Jackson's and Coyne's estimated annual pension benefits under the cash balance plan are $6,999, $12,253 and $17,058, respectively.

EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    Each of Messrs. McHale and Martin (the 'Senior Executive Officers') entered into an employment agreement with the Company which extended through December 31, 1996, with automatic one-year extensions upon each anniversary date of such agreement unless either party gives at least 90 days' notice to the contrary. No such notice was given in 1996 or 1997 with regard to Messrs. McHale or Martin and their agreements were extended until December 31, 1998. Mr. Martin resigned from the Company effective November 6, 1998. Mr. McHale's agreement was extended until December 31, 2000. Each employment agreement may be terminated by the Company for 'cause' (as defined in each employment agreement) or in the event such executive becomes disabled, and each executive may terminate his agreement for 'good reason' (as defined in each agreement). The employment agreements provide annual pension benefits to each Senior Executive Officer, supplemental to the annual benefits paid to such Senior Executive Officers under the Company's retirement plans, in an amount determined in accordance with the Company's retirement plan applicable to such Senior Executive Officer, without giving effect to limits imposed by the Internal Revenue Code and regulations of the IRS on the amount of benefits payable or compensation that may be used in determining benefits that may be paid to an individual under a Federal income tax qualified plan. Upon a 'change in control' of the Company, the Company is required to pay each Senior Executive Officer affected thereby an amount equal to the present value of his supplemental pension benefits under his employment agreement. A 'change in control' of the Company is defined as (i) the acquisition of more than 30 percent of the outstanding Common Stock of the Company by any person or group of related persons, (ii) the change in a majority of the directors of the Company during a consecutive two-year period, unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of such period, (iii) subject to certain exceptions, the stockholders approve a merger or consolidation of the Company with any other corporation, or (iv) the stockholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of the Company's assets. 'Good reason' includes the assignment of duties inconsistent with the employee's position with the Company, a significant adverse alteration in the nature or status of the employee's responsibilities or the conditions of his employment, a reduction of the employee's salary (except for across-the-board salary reductions similarly affecting all management personnel of the Company), a relocation of the Company's office at which the employee is principally employed by more than 25 miles or the failure by the Company to continue any material compensation or benefit plan. The employment agreements provide for an annual salary of not less than the prior year's salary (except for across-the-board salary reductions similarly affecting all management personnel of the Company) and fringe benefits in accordance with the Company's policies adopted from time to time. The initial base salaries under the employment agreements with the Senior Executive Officers were as follows: $300,000 for Mr. McHale, and $164,000 for Mr. Martin. During 1996, Mr. McHale's base salary was increased to $355,000. Effective January 1997, Mr. McHale's base salary was increased to $375,000 and Mr. Martin's base salary was increased to $174,000. Effective February 1999, Mr. McHale's base salary was increased to $386,250. In addition, under such agreements, Messrs. McHale and Martin previously received awards of options to purchase 125,000 and 6,250 shares of Common Stock, respectively, under the 1995 Stock Plan. In 1997 Mr. McHale received an additional 9,700 shares of restricted Common Stock and options to purchase 50,700 shares of Common Stock, while Mr. Martin received an additional 3,200 shares of restricted Common Stock and options to purchase 16,600 shares of Common Stock. No stock option or restricted stock grants were made to Messrs McHale or Martin in 1998. In 1999 Mr. McHale received options to purchase an additional 25,000 shares of Common Stock. See 'Executive Compensation -- Annual and Long-Term Executive Compensation.'

    Mr. McHale's employment agreement contains additional provisions which provide that, in the event the Company terminates Mr. McHale's employment other than for 'cause' or his disability, or if Mr. McHale terminates his employment for 'good reason,' the Company will pay him an amount equal to his salary for one year and will provide his life, disability, accident, medical and hospitalization insurance benefits during a period of one year after such termination. If, following a 'change in control', the Company terminates Mr. McHale's employment other than for 'cause' or disability or if Mr. McHale terminates his employment for 'good reason', the Company will pay him an amount equal to 2.99 times his average annual taxable compensation from the Company during the preceding five years. In any case, the Company will pay Mr. McHale accrued vacation pay and all other amounts to which he is entitled under any compensation plan of the Company, and following a 'change in control', an amount equal to the excess of the 'fair market value' (as defined in each employment agreement), on the date of termination, over the option price of the shares subject to each stock option held by him, whether or not exercisable at the time, in exchange for surrender of the option. All severance payments and all insurance benefits will be discontinued if, following the Company's termination of his employment for 'cause' or 'disability' or Mr. McHale's termination of his employment other than for 'good reason', Mr. McHale engages in competition with the Company or engages in conduct which is injurious to the Company.

    Mr. McHale's employment agreement was amended effective October 1, 1998 to provide that at all times after October 15, 1998, during the term of the employment agreement, Mr. McHale shall have his principal residence in Connecticut within a 45 mile radius of the Company's New Haven, Connecticut headquarters. In order to induce Mr. McHale to amend his employment agreement, the Company agreed to reimburse Mr. McHale's temporary housing costs in an amount not to exceed $18,000 and further agreed to reimburse Mr. McHale for the reasonable costs of relocation from Florida to Connecticut, consisting of:
(i) the costs of two trips from Florida to Connecticut by Mr. McHale's spouse to search for a home in Connecticut, (ii) moving costs, and (iii) reasonable and customary closing costs related to the purchase of a new home in Connecticut (excluding any prepaid mortgage interest or 'points'). The foregoing cost reimbursements shall not include any closing costs or ancillary costs (i.e. brokerage fees) related to the sale of Mr. McHale's previous home.

    Mr. Martin's employment agreement also provided for the payment of severance benefits if the Company terminated his employment other than for 'cause' (as defined in the employment agreement) or disability before or after a 'change in control' of the Company or if Mr. Martin terminated his employment for 'good reason' (as defined in the employment agreement) after a 'change in control.' Severance payments under the agreement will be six months' salary plus an additional month for each full year of service but in no event more than 18 months' salary, and will be paid in normal pay periods, except that upon termination after a 'change in control,' the Company would pay Mr. Martin in a lump sum 150% of (i) six months' salary plus (ii) an additional month for each full year of service with a maximum of 18 months' salary, plus all earned accrued vacation pay and all other amounts to which he is entitled under any compensation plan of the Company, and an amount equal to the excess of the 'fair market value' (as defined in the employment agreement), on the date of termination, over the option price of the shares subject to each stock option held by him, whether or not exercisable at the time, in exchange for surrender of the option. Life, disability, accident and health insurance benefits would continue during the period of severance payments. Severance payments in excess of the base amount of six months' salary would be reduced by any compensation received by Mr. Martin from other employment (other than self-employment) prior to a 'change in control.' All severance payments and all insurance benefits would be discontinued if, following the Company's termination of his employment other than for 'good reason,' Mr. Martin engaged in competition with the Company or engaged in conduct injurious to the Company. Mr. Martin resigned from the Company effective November 6, 1998. In lieu of any payments due to Mr. Martin pursuant to his employment agreement, the Company agreed to make certain payments and provided other consideration to Mr. Martin as described below. See ' -- Severance Payments.'

    Severance Agreements

    Messrs. Hooper, Della Ventura, Coyne and Jackson entered into severance agreements with the Company. Pursuant to their respective severance agreements, if either Mr. Hooper, Mr. Della Ventura, Mr. Coyne or Mr. Jackson lost his current position (except for termination for 'cause' as defined in each severance agreement), or if during the term thereof should there be a material change in ownership, or the sale of a portion of the business, which results in his not having a position similar to his current position including similar pay and benefits, then his base salary will continue to be paid until he either secures other full-time employment, or for one year, whichever occurs first.

    In addition to their severance agreements, Messrs. Hooper and Della Ventura are each parties to a stay pay agreement with the Company. Each agreement provides for a cash bonus in the amount of sixteen months base salary, payable one-half upon a closing of the sale of the division of which he is President and one-half if he is still employed on the six-month anniversary of the closing or at the time he has been terminated (except for termination for 'cause' as defined in each stay pay agreement) by the purchaser of the respective division prior to the end of the six month period. The stay pay agreements also provide for a bonus payment in the event their respective divisions are sold for more than certain threshold sale prices.

    Severance Payments

    The Company entered into a Settlement and Release Agreement with Mr. Martin pursuant to which the Company agreed to pay Mr. Martin (i) six months of severance pay at the rate of $14,500 per month and (ii) up to an additional twelve months of severance pay at the same rate, subject to reduction if Mr. Martin is employed or provides consulting services during the twelve-month period. The Company also agreed to pay for certain outplacement services and agreed to pay Mr. Martin $58,100, consisting of a percentage of his 1998 bonus amount. In addition, for as long as Mr. Martin is receiving severance payments, the Company will continue to provide Mr. Martin with the health and welfare benefits provided during his tenure with the Company. During 1998 and 1999, the Company made severance payments to Mr. Martin in the amounts of $26,769 and $174,000, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Compensation Committee currently consists of three non-employee directors -- Messrs. Lederer, Banducci and Ms. Oster. Mr. Abraham was a member of the Compensation Committee during 1999, but resigned from the Compensation Committee in February 1999. Mr. Colburn was a member of the Compensation Committee during 1999, but resigned from the Compensation Committee in April 1999. As the Board of Directors unanimously determined not to accept the automatic option grant due in April 1998, the Board granted pursuant to the Directors Plan to each of Messrs. Abraham, Colburn, Lederer, Ms. Oster and Mr. Smith options to purchase 3,000 shares of Common Stock on April 30, 1999 at an exercise price of $5.875 per share. Mr. Banducci received options to purchase 6,400 shares of Common Stock on such date at the same exercise price. Each of the foregoing options expires 10 years from date of grant and is exercisable 50 percent after two years from date of grant, 75 percent after three years from date of grant and 100 percent after four years from date of grant. See 'Proposal No. 1 -- Compensation of Directors'.

    The Company has from time to time retained the law firm of Foley & Lardner to perform legal services on its behalf. Payments made by the Company to Foley & Lardner in 1999 were approximately $167,000. William J. Abraham, a member of the Compensation Committee until February 1999, is a partner with Foley & Lardner.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC and The New York Stock Exchange. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

    Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1999 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except that Ms. Oster failed to file a Form 5 regarding certain acquisitions pursuant to a dividend reinvestment program.

COMPANY PERFORMANCE

    The following graph shows the cumulative total stockholder return on the Company's Common Stock since the beginning of 'regular way' trading in the Company's Common Stock on October 11, 1995, compared to the returns of the New York Stock Exchange Market Value Index, and a peer group consisting of the reporting companies in SIC Code 3714 -- Motor Vehicle Parts and Accessories.

                                 TRANSPRO, INC.
               COMPARISON OF CUMULATIVE TOTAL RETURN 10/95-12/99
                           VS NYSE MARKET VALUE INDEX
              AND SIC -- MOTOR VEHICLE PARTS AND ACCESSORIES INDEX

                             [PERFORMANCE GRAPH]

    Assumes $100 invested October 11, 1995 in the Company's Common Stock, NYSE Market Value Index and SIC -- Motor Vehicle Parts and Accessories Index; assumes dividend reinvestment.

                                           10/95    12/95     12/96     12/97     12/98     12/99
                                           -----   -------   -------   -------   -------   -------
TRANSPRO.................................  $100    $ 90.43   $ 79.71   $ 80.34   $ 44.95   $ 61.47
NYSE MARKET VALUE INDEX..................  $100    $105.48   $127.06   $167.15   $198.90   $217.80
SIC INDEX................................  $100    $ 98.17   $121.12   $156.47   $155.93   $126.18

                                STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS

    The following tables set forth information as of March 6, 2000 with respect to the only persons known to the Company to be the beneficial owners (for purposes of the rules of the Securities and Exchange Commission) of more than 5% of the outstanding shares of the Company's Common Stock as of that date.

                                                              AMOUNT AND
                                                              NATURE OF
                    NAME AND ADDRESS OF                       BENEFICIAL       PERCENT
                     BENEFICIAL OWNERS                        OWNERSHIP        OF CLASS
                     -----------------                        ---------        --------
Gabelli Funds, LLC .........................................   856,920(a)        13.0%
GAMCO Investors, Inc.
Gabelli Performance Partnership L.P.
Gemini Capital Management Limited
Gabelli Advisers, Inc.
  One Corporate Center
  Rye, New York 10580
State of Wisconsin Investment Board ........................   710,100(b)        10.8%
  P.O. Box 7842
  Madison, Wisconsin 53707
Fidelity Management & Research Company .....................   660,925(c)        10.0%
FMR Corp.
Edward C. Johnson 3d
Abigail P. Johnson
  82 Devonshire Street
  Boston, Massachusetts 02109
Franklin Advisory Services, LLC ............................   434,500(d)         6.6%
Franklin Resources, Inc.
Charles B. Johnson
Rupert H. Johnson, Jr.
  One Parker Plaza, 16th Floor
  Fort Lee, New Jersey 07024

---------

 (a) This figure is based on information set forth in a Schedule 13D Amendment No. 10 filed with the SEC on November 12, 1999. GAMCO Investors, Inc. ('GAMCO') holds sole voting and dispositive power over 464,620 shares of Common Stock. Gabelli Funds, LLC holds sole voting and dispositive power over an aggregate of 357,000 shares of Common Stock. Gabelli Performance Partnership L.P. ('GPP') holds sole voting and dispositive power over 10,000 shares of Common Stock, and Gemini Capital Management Ltd. holds sole voting and dispositive power over 5,200 shares of Common Stock, respectively. Gabelli Advisers, Inc. holds sole voting and dispositive power over 20,100 shares of Common Stock. Mario J. Gabelli is the majority stockholder and Chairman of the Board of Directors and Chief Executive Officer of Gabelli Asset Management Inc., which is the sole parent of GAMCO and Gabelli Funds, LLC. Mr. Gabelli is also the chief investment officer of GPP.

 (b) This figure is based upon information set forth in a Schedule 13G Amendment No. 5 filed with the SEC on February 2, 2000. The State of Wisconsin Investment Board has sole voting and dispositive power over all of the indicated shares.

 (c) This figure is based on information set forth in a Schedule 13G Amendment No. 4 filed with the SEC on June 9, 1999. FMR Corp. ('FMR') and Edward C. Johnson 3d have sole dispositive power over all of the indicated shares but do not hold voting power over the shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, holds sole voting power over the indicated shares under written guidelines established by its Board of Trustees.

 (d) This figure is based on information set forth in a Schedule 13G Amendment No. 1 dated February 7, 2000 filed with the SEC. Franklin Advisory Services, LLC ('FAS') holds sole voting and dispository power over all of the indicated shares. Franklin Resources, Inc. ('FRI') is the parent company of FAS and Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the common stock of FRI.

DIRECTORS AND OFFICERS

    The following table sets forth information as of March 6, 2000, with respect to shares of Common Stock of the Company beneficially owned (for purposes of the rules of the Securities and Exchange Commission) by each director and each Named Executive Officer and by all directors and current executive officers of the Company as a group, except that the information with respect to shares held by the trustee under the Company's 401(k) Savings Plan is as of December 31, 1999 (the most recent practicable date for such information).

                                                              AMOUNT AND
                                                              NATURE OF
                                                              BENEFICIAL       PERCENT
                  NAME OF BENEFICIAL OWNER                    OWNERSHIP        OF CLASS
                  ------------------------                    ---------        --------
Barry R. Banducci...........................................    50,600(a)        *
Henry P. McHale.............................................   190,952(b)        2.8%
William J. Abraham, Jr......................................    33,875(c)(d)     *
Philip Wm. Colburn..........................................    33,063(c)        *
Paul R. Lederer.............................................    10,625(c)(e)     *
Sharon M. Oster.............................................     8,686(c)        *
F. Alan Smith...............................................     7,625(c)        *
Timothy E. Coyne............................................    10,287(f)        *
John F. Della Ventura.......................................    11,658(g)        *
Michael T. Hooper...........................................    33,398(h)        *
Jeffrey L. Jackson..........................................    36,836(i)        *
John C. Martin, III.........................................    35,032(j)        *
All directors and executive officers as a group (11
  persons)..................................................   427,605(k)        6.2%

---------

  * Less than 1%

(a)Includes 15,600 shares issuable upon exercise of options exercisable within 60 days. Also includes 28,000 shares held by The Banducci Family LLC.

(b)Consists of 9,700 restricted shares of Common Stock awarded under the Company's 1995 Stock Plan, 18,227 shares held by the trustee under the TransPro, Inc. 401(k) Savings Plan and 163,025 shares issuable upon exercise of options exercisable within 60 days.

(c)Includes 7,625 shares issuable upon exercise of options exercisable within 60 days.

(d)Includes 10,000 shares held in Mr. Abraham's Keogh account.

(e)Includes 3,000 shares held by the Paul R. Lederer Revocable Trust.

(f)Consists of 1,900 restricted shares of Common Stock awarded under the Company's 1995 Stock Plan, 587 shares held by the trustee under the TransPro, Inc. 401(k) Savings Plan and 7,800 shares issuable upon exercise of options exercisable within 60 days.

(g)Includes 2,200 restricted shares of Common Stock awarded under the Company's 1995 Stock Plan, 1,758 shares held by the trustee under the TransPro, Inc. 401(k) Savings Plan and 5,700 shares issuable upon exercise of options exercisable within 60 days.

(h)Consists of 7,000 restricted shares of Common Stock awarded under the Company's 1995 Stock Plan, 873 shares held by the trustee under the TransPro, Inc. 401(k) Savings Plan and 25,525 shares issuable upon exercise of options exercisable within 60 days.

(i)Consists of 3,226 restricted shares of Common Stock awarded under the Company's 1995 Stock Plan, 16,260 shares held by the trustee under the TransPro, Inc. 401(k) Savings Plan and 17,350 shares issuable upon exercise of options exercisable within 60 days.

(j)Includes 5,845 shares held by the trustee under the TransPro, Inc. 401(k) Savings Plan.

(k)Consists of 92,688 shares owned by or on behalf of directors and executive officers; 37,705 shares held on behalf of certain executive officers by the trustee under the TransPro, Inc. 401(k) Savings Plan; 24,026 restricted shares of Common Stock awarded under the Company's 1995 Stock Plan and 273,125 shares issuable upon exercise of options exercisable within 60 days.

      PROPOSAL NO. 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2000, and has further directed that management submit the selection of independent auditors for ratification by stockholders at the Annual Meeting. PricewaterhouseCoopers LLP and its predecessor Coopers & Lybrand L.L.P. has audited the Company's financial statements since it was spun-off from Allen Telecom Inc. (formerly The Allen Group Inc.) in 1995. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection were ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

VOTE REQUIRED

    The affirmative vote of holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote, present or represented at the meeting, a quorum being present, is required for the adoption of this proposal. Broker non-votes with respect to this matter will be treated as neither a vote 'for' or a vote 'against' the matter, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote 'against' the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

    THE BOARD OF DIRECTORS DEEMS 'PROPOSAL NO. 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS' TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE 'FOR' APPROVAL THEREOF.

                              CERTAIN TRANSACTIONS

RELATIONSHIP WITH ALLEN

    On September 8, 1995, the Board of Directors of The Allen Group Inc. (now known as Allen Telecom Inc.) ('Allen') declared a distribution (the 'Distribution'), payable to the holders of Allen common stock at the close of business on September 29, 1995 (the 'Record Date'), of one share of TransPro Common Stock, along with an associated stock purchase right issued pursuant to a stockholder rights plan (a 'Right' and, collectively with the distributed TransPro Common Stock, a 'Share'), for every four shares of common stock of Allen held on the Record Date. The Distribution took place on September 29, 1995 (the 'Distribution Date'). Mr. Philip Wm. Colburn, a director of the Company, is also the Chairman of the Board of Allen. In connection with the Distribution, the Company and Allen entered into several agreements for the purpose of giving effect to the Distribution and defining their ongoing relationships. These agreements were negotiated while the Company was wholly owned by Allen and therefore were not the result of arms-length negotiations between independent parties, although the Company believes the various pricing terms to be comparable to what could be achieved through arms-length negotiations.

    Immediately prior to the Distribution, the Company and Allen entered into a Contribution Agreement providing for, among other things, the principal corporate transactions required to transfer the automotive and truck products business to TransPro, the agreements and conditions relating to the Distribution, the division between the Company and Allen of certain assets and liabilities and certain other agreements governing the relationship between Allen and the Company with respect to or as a consequence of the Distribution.

    Pursuant to the Contribution Agreement, substantially all of the assets and liabilities of the automotive and truck products business, including Allen's 50% ownership interest in GDI, were transferred by Allen to the Company (the 'Contribution'). In connection with the Contribution, the Company agreed to assume from Allen any and all liabilities, indebtedness and obligations of Allen arising out of or relating to the automotive and truck products business, including an aggregate of approximately $13 million of indebtedness under certain IRBs, and all liabilities and obligations relating to the requirements of any applicable environmental laws or regulations, the redemption of GDI, the registration statement relating to the Distribution or any pending or threatened litigation.

    The Company and Allen agreed to indemnify each other against certain liabilities. Subject to certain exceptions, the Company agreed to indemnify Allen against any and all claims that arise out of or are related to the businesses, assets acquired and liabilities assumed by the Company, the registration statement relating to the Distribution or certain tax payments and to reimburse Allen for any legal or other costs and expenses reasonably incurred by Allen in connection with investigating or defending any such claim. Allen has agreed to indemnify the Company from any claims that arise out of or are related to the businesses, assets and liabilities retained by Allen and to reimburse the Company for any legal or other costs and expenses reasonably incurred by the Company in connection with investigating or defending any claim. The Contribution Agreement also included procedures for notice and payment of indemnification claims and provided that the indemnifying party may assume the defense of a claim or suit brought by a third party.

OTHER

    The Company has from time to time retained the law firm of Foley & Lardner to perform legal services on its behalf. Payments made by the Company to Foley & Lardner in 1999 were approximately $167,000. William J. Abraham, a director of the Company, is a partner with Foley & Lardner.

                             STOCKHOLDER PROPOSALS

    All stockholder proposals which are intended to be presented at the 2001 Annual Meeting of Stockholders of the Company must be received by the Company no later than December 1, 2000 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

    The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

    The Annual Report, including financial statements, of the Company for the year 1999 is enclosed herewith but is not a part of the proxy soliciting material.

    The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                          TIMOTHY E. COYNE
                                          Secretary

Dated: March 30, 2000

                                                                      APPENDIX 1

                                 TRANSPRO, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 3, 2000

         Barry R. Banducci and Henry P. McHale, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of TransPro, Inc. held of record by the undersigned on March 6, 2000, at the Annual Meeting of Stockholders to be held at 11:00 a.m. on Wednesday, May 3, 2000, at The St. Regis Hotel, 2 East 55th Street, New York, New York and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

         WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1 AND 2.

          1.   Election of Directors - Nominees:
               Barry R. Banducci
               Henry P. McHale
               William J. Abraham, Jr.
               Philip Wm. Colburn
               Paul R. Lederer
               Sharon M. Oster, and
               F. Alan Smith.

          [ ]  FOR ALL NOMINEES

          [ ]  WITHHELD FROM ALL NOMINEES

          [ ]  FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

          2. Approval of Appointment of PricewaterhouseCoopers LLP as the Company's Independent Auditors:

          [ ]   FOR

          [ ]   AGAINST

          [ ]   ABSTAIN

         Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

         [ ]    Mark here for address change and note at left.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED THEREWITH.

         PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IMPORTANT:   PLEASE SIGN EXACTLY AS NAME APPEARS AT LEFT. EACH JOINT OWNER
             SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD GIVE
             FULL TITLE AS SUCH. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL
             CORPORATE NAME BY DULY AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE
             SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Signature:_________________________         Date:_________________________

Signature:_________________________         Date:_________________________



                                      -2-